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or apostilled (as appropriate).

(iii) Evidence of transfer of the Consideration Shares to the brokerage account named by the Sellers.

(iv) Q-Fleet Holdco shall comply with their obligations pursuant to Clause 21.2(ii) and Clause 28(a).

(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than ______ (*state number of days),* or if left blank, nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9. Encumbrances

Subject to the Buyers having complied with Clause 21 (Payment), ~~T~~the Sellers warrant that the Vessel, at the time of delivery, is free from all charters **(except the TCP)**, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is **free from**~~not subject to~~ Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

The Sellers undertake to continue operating the Vessel in the ordinary course of business consistent with its prior practice in the period up until delivery. Notwithstanding anything to the contrary in this Clause 11, should the Vessel suffer average damage not affecting the Vessel's class prior to Closing that is not repaired prior to delivery hereunder, the Sellers shall procure that claims are made under the relevant insurance policies (to the extent permitted by the terms of such policies) and the Buyers shall be entitled to any proceeds received by the Sellers in respect of such insurance claim.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended **for minimum three months** without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

7

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Dw{gtu!ujcnn!tgvckp!vjgkt!qrvkqp!vq!ecpegn/!Kp!vjg!gxgpv!vjcv!vjg!Dw{gtu!gngev!vq!ecpegn!vjku! 454! ! Citggogpv-!vjg!Fgrqukv!vqigvjgt!ykvj!kpvgtguv!gctpgf-!kh!cp{-!ujcnn!dg!tgngcugf!vq!vjgo! 455! ! koogfkcvgn{/! 456! ! Ujqwnf!vjg!Ugnngtu!hckn!vq!ikxg!Pqvkeg!qh!Tgcfkpguu!d{!vjg!Ecpegnnkpi!Fcvg!qt!hckn!vq!dg!tgcf{!vq! 457! ! xcnkfn{!eqorngvg!c!ngicn!vtcpuhgt!cu!chqtguckf!vjg{!ujcnn!ocmg!fwg!eqorgpucvkqp!vq!vjg!Dw{gtu! 458! ! hqt!vjgkt!!nquu!!cpf!!hqt!!cnn!!gzrgpugu!!vqigvjgt!!ykvj!!kpvgtguv!!kh!!vjgkt!!hcknwtg!!ku!!fwg!!vq!!rtqxgp! 459! ! pginkigpeg!cpf!yjgvjgt!qt!pqv!vjg!Dw{gtu!ecpegn!vjku!Citggogpv/! 45;! 26/! Dw{gtu(!tgrtgugpvcvkxgu! 461! ! Chvgt!vjku!Citggogpv!jcu!dggp!ukipgf!d{!vjg!Rctvkgu!cpf!vjg!Fgrqukv!jcu!dggp!nqfigf-!vjg! 462! ! Dw{gtu!jcxg!vjg!tkijv!vq!rnceg!vyq!)3*!tgrtgugpvcvkxgu!qp!dqctf!vjg!Xguugn!cv!vjgkt!uqng!tkum!cpf! 463! ! gzrgpug/! 464! ! Vjgug!tgrtgugpvcvkxgu!ctg!qp!dqctf!hqt!vjg!rwtrqug!qh!hcoknkctkucvkqp!cpf!kp!vjg!ecrcekv{!qh! 465! ! qdugtxgtu!qpn{-!cpf!vjg{!ujcnn!pqv!kpvgthgtg!kp!cp{!tgurgev!ykvj!vjg!qrgtcvkqp!qh!vjg!Xguugn/!Vjg! 466! ! Dw{gtu!cpf!vjg!Dw{gtu”!tgrtgugpvcvkxgu!ujcnn!ukip!vjg!Ugnngtu(!R'K!Enwd”u!uvcpfctf!ngvvgt!qh! 467! ! kpfgopkv{!rtkqt!vq!vjgkt!godctmcvkqp/! 468! 27/! Ncy!cpf!Ctdkvtcvkqp! 469! ! )c*! +Vjku! Citggogpv-! cpf! gcej! Swkpvcpc! Hnggv! OQC-! cpf! cp{! encko-! fkurwvg! qt! fkhhgtgpeg! )kpenwfkpi!pqp.eqpvtcevwcn!enckou-!fkurwvgu!qt!fkhhgtgpegu*!ctkukpi!qwv!qh!qt!kp!eqppgevkqp!ykvj!kv! qt!kvu!uwdlgev!ocvvgt!!ujcnn!dg!iqxgtpgf!d{!cpf!eqpuvtwgf!kp!ceeqtfcpeg!ykvj!Gpinkuj!ncy!cpf! 46;! ! cp{!fkurwvg!ctkukpi!qwv!qh!qt!kp!eqppgevkqp!ykvj!vjku!Citggogpv!cpf0qt!cp{!Swkpvcpc!Hnggv!OQC-!ujcnn! dg!tghgttgf!vq!eqpuqnkfcvgf!ctdkvtcvkqp!kp! 471! ! Nqpfqp!kp!ceeqtfcpeg!ykvj!vjg!Ctdkvtcvkqp!Cev!2;;7!qt!cp{!uvcvwvqt{!oqfkhkecvkqp!qt!tg.! 472! ! gpcevogpv!vjgtgqh!ucxg!vq!vjg!gzvgpv!pgeguuct{!vq!ikxg!ghhgev!vq!vjg!rtqxkukqpu!qh!vjku!Encwug/! 473! ! Vjg!ctdkvtcvkqp!ujcnn!dg!eqpfwevgf!kp!ceeqtfcpeg!ykvj!vjg!Nqpfqp!Octkvkog!Ctdkvtcvqtu! 474! ! Cuuqekcvkqp!)NOCC*!Vgtou!ewttgpv!cv!vjg!vkog!yjgp!vjg!ctdkvtcvkqp!rtqeggfkpiu!ctg! 475! ! eqoogpegf/! 476! ! Vjg!tghgtgpeg!ujcnn!dg!vq!vjtgg!ctdkvtcvqtu/!C!rctv{!ykujkpi!vq!tghgt!c!fkurwvg!vq!ctdkvtcvkqp!ujcnn! 477! ! crrqkpv!kvu!ctdkvtcvqt!cpf!ugpf!pqvkeg!qh!uwej!crrqkpvogpv!kp!ytkvkpi!vq!vjg!qvjgt!rctv{!tgswktkpi! 478! ! vjg!qvjgt!rctv{!vq!crrqkpv!kvu!qyp!ctdkvtcvqt!ykvjkp!hqwtvggp!)25*!ecngpfct!fc{u!qh!vjcv!pqvkeg!cpf! 479! ! uvcvkpi!vjcv!kv!yknn!crrqkpv!kvu!ctdkvtcvqt!cu!uqng!ctdkvtcvqt!wpnguu!vjg!qvjgt!rctv{!crrqkpvu!kvu!qyp! 47;! ! ctdkvtcvqt!cpf!ikxgu!pqvkeg!vjcv!kv!jcu!fqpg!uq!ykvjkp!vjg!hqwtvggp!)25*!fc{u!urgekhkgf/!Kh!vjg! 481! ! qvjgt!rctv{!fqgu!pqv!crrqkpv!kvu!qyp!ctdkvtcvqt!cpf!ikxg!pqvkeg!vjcv!kv!jcu!fqpg!uq!ykvjkp!vjg!! 482! ! hqwtvggp!)25*!fc{u!urgekhkgf-!vjg!rctv{!tghgttkpi!c!fkurwvg!vq!ctdkvtcvkqp!oc{-!ykvjqwv!vjg!! 483!

any liability for fraud. 409

~~For and on behalf of the Sellers~~

~~Name:~~ ______

~~Title:~~ ______

~~For and on behalf of the Buyers~~

~~Name:~~ ______

~~Title:~~ ______

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

10

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19. **BACKGROUND**

19.1 Subject to the terms of this Agreement and 13 other memorandums of agreement entered into or about the date of this Agreement (together, the "**Quintana Fleet MOAs**"), the Parties (and their relevant affiliates that are party to the Quintana Fleet MOAs) have agreed that:

(a) Golden Ocean will, through the Buyers and other subsidiaries of Golden Ocean, acquire 14 dry bulk vessels from group companies of the Sellers' Guarantor (the "**Quintana Fleet**") in a vessel-for-share transaction; and

(b) if closing under each of the Quintana Fleet MOAs occurs, the Quintana Fleet will be acquired through settlement by way of (i) drawdown under new loan agreements of USD 262,736,383 to be entered into between existing bank financiers to the Quintana Fleet and Q-Fleet Holdco, a Golden Ocean group company, and (ii) the issuance of 14,500,000 new common shares of Golden Ocean to the Sellers (and its affiliates).

19.2 Each of the Quintana Fleet MOAs is entered into on a standalone basis and there are no cross-defaults or cross-liabilities between the Quintana Fleet MOAs. Accordingly, the aggregate liability of the Sellers and the Sellers' Guarantor are capped on a Quintana Fleet MoA by Quintana Fleet MoA basis in accordance with the provisions of Clause 21 *(Payment)*.

20. **FINANCING AND FUNDING OF Q-FLEET HOLDCO**

20.1 Closing is conditional upon the satisfaction (or waiver in accordance with the terms of this Agreement) of the following conditions precedent:

(a) Golden Ocean receiving net cash proceeds of at least US$50,000,000 from the issuance of new shares in Golden Ocean to its shareholders or third parties within the date that is 14 days after the date of this Agreement (the "**Capital Raising CP**");

(b) Q-Fleet Holdco and the Buyers entering into definitive legally binding loan agreements with ABN AMRO BANK N.V. (the "**Third Party Bank**") on terms substantially in accordance with the terms set out in the executed term sheet with the Third Party Bank set out in Schedule 1 *(Third Party Bank Term Sheet)* prior to the date that is 26 days after the date of this Agreement (the "**Third Party Bank CP**");

(c) the Sellers entering into a definitive legally binding agreement relating to the release of security at Closing with the current lender to the Sellers (the "**Existing Bank**") on terms substantially in accordance with the terms of the consent from such lender set out in Schedule 2 *(Existing Bank Consent)* prior to the date that is 26 days after the date of this Agreement (the "**Existing Bank CP**");

(d) the Seller, the Buyer and the counterparty to the TCP having entered into a novation agreement that becomes effective at Closing on terms substantially in accordance with the terms of the novation agreement set out in Schedule 3 *(Novation Agreement)* or, if the TCP counterparty does not accept a novation, an assignment agreement on terms reasonably satisfactory to the Parties that are consistent with Clause 23 *(Novation)*, in each case prior to 7 April 2017 (the "**TCP CP**"); and

(e) if required under applicable law, the approval of the transactions contemplated by this Agreement by the Governmental Authority which is responsible for applying

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merger control, or other competition, or antitrust legislation in Germany (the "**Competition Authority**") (or (i) any action or inaction having equivalent effect, or (ii) the expiry of any applicable waiting period) prior to the date that is seven (7) weeks after the date of this Agreement (the "**Anti-Trust CP**"),

(together, the "**Conditions**").

20.2 Q-Fleet Holdco and the Buyers undertake to (i) use reasonable endeavours to ensure that the Third Party Bank CP is satisfied, and (ii) not propose any terms to the Third Party Bank in connection with satisfying the Third Party Bank CP that are materially inconsistent with Schedule 1 *(Third Party Bank Term Sheet)*. Q-Fleet Holdco and the Buyers undertake to (i) use reasonable endeavours to ensure that the Anti-Trust CP (if required under applicable law) is satisfied, and (ii) be responsible for the payment of any filing or other fees assessed or imposed by the Competition Authority in connection with the Anti-Trust CP (if required under applicable law).

20.3 The Sellers undertake to (i) use reasonable endeavours to ensure that the Existing Bank CP is satisfied, (ii) not propose any terms to the Existing Bank in connection with satisfying the Existing Bank CP that are materially inconsistent with Schedule 2 (*Existing Bank Consent*), and (iii) if the Existing Bank CP has not been satisfied by the date that is 2 weeks after the date of this Agreement, to allow Q-Fleet Holdco to enter into a dialogue with the Existing Bank and use reasonable endeavours to facilitate such dialogue.

20.4 The Sellers and the Buyers undertake to use their reasonable endeavours to ensure that the TCP CP is satisfied (or, if it is not satisfied by 7 April 2017, prior to the date that is three (3) months after Closing) PROVIDED THAT neither the Sellers nor the Buyer shall be required to pay any consent or other fees to the counterparty to the TCP in connection with satisfying the TCP CP (save for de-minimis legal expenses of the counterparty to the TCP).

20.5 The Buyers may waive the Capital Raising CP, Third Party Bank CP or TCP CP at any time by written notice to the Sellers. The Sellers may waive the Capital Raising CP or Existing Bank CP at any time by written notice to the Buyers.

20.6 If:

(a) any one of the Conditions is not satisfied (or waived in accordance with Clause 20.5); or

(b) a subsidiary of Q-Fleet Holdco has not acquired at least one vessel from a subsidiary of the Sellers' Guarantor following Sellers' notice requirements and having validly issued a Notice of Readiness pursuant to a Quintana Fleet MOA PROVIDED THAT this Clause 20.6(b) shall not apply if the only reason that this Clause 20.6(b) applies is due to:

(i) a breach of the relevant Quintana Fleet MOA by a subsidiary of the Sellers' Guarantor (including a failure to issue a Notice of Readiness under the relevant Quintana Fleet MOA when required by the terms such Quintana Fleet MOA to issue such a notice); or

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and any other documents to be entered into pursuant to, or in connection with, this Agreement (together with this Agreement, but excluding the other Quintana Fleet MOAs, the "**Transaction Documents**"). After the expiration of the Collateral Period, unless a bona fide dispute has been notified in writing to the Sellers and the Sellers' Guarantor, the Seller and Sellers' Guarantor (as applicable) shall, subject to any other applicable law, be free to dispose of the Subject Shares. If a bona fide dispute is notified to the Sellers and Sellers' Guarantor during the Collateral Period in accordance with the requirements of Clause 21.4(c)(iii), the Sellers or Sellers' Guarantor (as applicable) shall, unless otherwise agreed in writing between the Buyers and Sellers under this Agreement, only be free to dispose of the Subject Shares after satisfaction by the Sellers or Sellers' Guarantor (as applicable) of any finally determined arbitral award in favour of the Buyers, Q-Fleet Holdco or Golden Ocean (as applicable) in accordance with the proviso set out in Clause 21.4(c)(ii) PROVIDED THAT the Sellers or Sellers' Guarantor (as applicable) shall be entitled to dispose of any Non-Disputed Subject Shares immediately following the expiration of the Collateral Period.

(b) For the purposes of this Clause 21.4(a):

(i) "**Subject Shares**" means 100,000 Consideration Shares under this Agreement;

(ii) "**Disputed Subject Shares**" means a number of shares in Golden Ocean equal to (i) the amount of a bona fide dispute under this Agreement notified to the Sellers and Sellers' Guarantor in accordance with the requirements of Clause 21.4(c)(iii) during the Collateral Period, *divided by* (ii) the market value per Subject Share at the expiry of the Collateral Period; and

(iii) "**Non-Disputed Subject Shares**" means the Subject Shares that are not Disputed Subject Shares.

(c) Liability

Save in the case of fraud by the Sellers or Sellers' Guarantors, notwithstanding any other provision (express or implied) of this Agreement or any other Transaction Document:

(i) the Buyers, Q-Fleet Holdco and Golden Ocean's sole recourse for breach of this Agreement and any other Transaction Document shall be limited to recovery of all or some of the Disputed Subject Shares in the event of a successful claim being finally determined, and the Buyers, Q-Fleet Holdco and Golden Ocean each irrevocably and unconditionally waive any and all rights to pursue any other remedy;

(ii) without prejudice to Clause 21.4(c)(i) where the Buyers, Q-Fleet Holdco and Golden Ocean's sole remedy is recovery of some or all of the Disputed Subject Shares, the maximum aggregate liability of the Sellers and the Sellers' Guarantor (together) under or in connection with this Agreement and any other Transaction Documents (in aggregate) shall not exceed an amount equal to the market value of the Disputed Subject Shares at the time that any successful claim is finally determined in accordance with Clause 16 *(Law and Arbitration)* PROVIDED THAT without prejudice to the sole remedy provision in

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Clause 21.4(c)(i) and the limitation of liability above in this Clause 21.4(c)(ii), any successful claim that is finally determined shall be fully and finally satisfied by transferring to the Buyers, Q-Fleet Holdco or Golden Ocean (as applicable) a number of Disputed Subject Shares equal to the amount of the successful finally determined claim *divided by* the market value of a Disputed Subject Share at the time that that the successful claim is finally determined in accordance with Clause 16 *(Law and Arbitration)*; and

(iii) the Sellers and the Sellers' Guarantor shall not be liable in relation to any claim under or in connection with this Agreement or any other Transaction Document unless the Buyers, Q-Fleet Holdco or Golden Ocean (as applicable) shall have given written notice of such claim setting out details of the claim (including the nature of the matters giving rise to the claim) by not later than the expiry of the Collateral Period.

(d) Warranties of the Sellers in relation to third party claims

The Sellers warrant on the date of this Agreement that they are not actually aware of any encumbrances, mortgages, maritime claims or maritime liens over the Vessel other than the existing mortgage and related security in favour of the Existing Bank that will be discharged in connection with Closing on and subject to the terms of this Agreement.

To the extent reasonably practicable, if requested in writing by the Buyers, the Sellers shall (unless the Sellers indemnify the Buyer pursuant to the terms of this Agreement) reasonably co-operate with the Buyers (at the Buyers' cost) in relation to the following:

(i) in the event that there are any cargo claims asserted against the Vessel relating to the period prior to Closing, notifying the relevant Sellers' Protection and Indemnity Club and requesting their reasonable assistance (to the extent permitted by the terms of such policy); and

(ii) in the event that there are any other claims against the Vessel relating to the period prior to Closing, assist the Buyers to defend such claim or to bring a claim against the Sellers' relevant insurance policy relating to the period prior to Closing (to the extent permitted by the terms of such policy, if covered by insurance).

22. TAX MATTERS

The Parties shall cooperate in attempting to eliminate or minimize the amount of any property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "**Transfer Taxes**"), including attempting to effect the delivery of the Vessel at a non-United States port, which does not impose material Transfer Taxes, it being understood that title to the Vessel, and risk of loss with respect to the Vessel, will pass to the Buyer outside of the United States (for the avoidance of doubt, including outside of territorial waters of the United States). Furthermore, the Parties shall cooperate in the preparation, execution and filing of all

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returns, questionnaires, applications or other documents regarding any Transfer Taxes. The Buyer shall pay any Transfer Tax under applicable law to the appropriate Governmental Authority when due.

23. **NOVATION**

23.1 The Sellers shall retain the right to all the charter hire and other entitlements under the TCP relating to the period prior to Closing and the Buyers to retain the right to all of the charter hire and other entitlements under the TCP relating to the period post-Closing (subject to any other agreed adjustments under paragraph 4 of Clause 5(a) in the event that the Cancelling Date is after 30 June 2017).

23.2 The Sellers and Sellers' Guarantor shall not amend, modify, extend or terminate the TCP (except pursuant to the novation/assignment agreement referred to in Clause 20.1(d)).

24. **LIMITATIONS TO GOLDEN OCEAN'S OBLIGATIONS**

24.1 Notwithstanding any provision to the contrary set out or implied by this Agreement, the obligations on Golden Ocean as a Party to this Agreement, or otherwise, shall be limited to the following obligations:

(a) procure that Q-Fleet Holdco and the Buyers comply with their obligations under this Agreement relating to the period on or prior to Closing;

(b) issue the Consideration Shares as set out in Clause 21.2(a);

(c) procure that the Buyers use the USD 50 million described in Capital Raising CP to fund Q-Fleet Holdco and that such funds shall be used solely in relation to the Quintana Fleet transaction (including down payment on debt as agreed with the Existing Banks), and associated costs in respect of the trading of the Quintana Fleet following delivery to the Buyers; and;

(d) being bound by the warranties set out in this Agreement relating solely to the Consideration Shares.

24.2 Save to the extent expressly set out in Clause 24.1, no provision in this Agreement (whether expressly set out or implied) shall impose any other obligation or liability on Golden Ocean, and Golden Ocean shall have no liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the warranties, covenants, agreements or other obligations or liabilities of any other Party or for any action, legal proceeding or claim based on, arising out of or related to this Agreement or the transactions contemplated hereby and thereby.

25. **WARRANTIES OF SELLERS AND SELLERS' GUARANTOR**

The obligation of Golden Ocean, Q-Fleet Holdco or the Buyers to take delivery of the Vessel is subject to the condition that the following warranties, any one or more of which may be waived by the Buyers, Q-Fleet Holdco or Golden Ocean, be true and correct in all material respects on the date of delivery of the Vessel, provided that this condition shall be deemed satisfied unless the failure of such warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) materially impair or delay the ability of the Sellers' Guarantor or the Sellers to consummate the transactions

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contemplated by this Agreement or (ii) be material to the Sellers' Guarantor and its subsidiaries, taken as a whole.

25.1 EXCLUSIVITY OF WARRANTIES

The Sellers' Guarantor and the Sellers have conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Buyers, which investigation, review and analysis was done by the Sellers' Guarantor and the Sellers and its representatives. In entering into this Agreement, the Sellers' Guarantor and the Sellers acknowledge that it has relied solely upon the aforementioned investigation, review and analysis and not on any warranties or opinions (whether written or oral) of the Buyer or its affiliates (except the warranties of the Buyers made in this Agreement). Except for the warranties contained in this Agreement, the Sellers' Guarantor and the Sellers acknowledge that (a) none of the Buyers or any other person on behalf of the Buyers makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to the Buyers or its business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, including with respect to the probable success or profitability of the Buyers or the business thereof after the delivery of the Vessel, and (b) neither the Buyers nor any other person will have or be subject to any liability or indemnification obligation to the Sellers or any other person resulting from the distribution to the Sellers' Guarantor or the Sellers or any other person, or their use of, any information relating to Golden Ocean, Q-Fleet Holdco or the Buyers provided in connection with the transactions contemplated by this Agreement.

25.2 INVESTOR SOPHISTICATION

The Sellers' Guarantor and the Sellers acknowledge that the Consideration Shares to be received by the Sellers' Guarantor or the Sellers (as the case may be) as consideration under this Agreement have not been registered under the Securities Act or any state securities laws and are being issued in reliance upon one or more exemptions contained in such acts (including the exemption afforded by Section 4(2) of the Securities Act) and that the Buyers' reliance upon such exemptions is based in part upon the warranties and agreements made by the Sellers' Guarantor and the Sellers herein. The Sellers' Guarantor and the applicable Sellers understand that the Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable United States state securities laws, or pursuant to an applicable exemption therefrom. The Sellers' Guarantor and/or the Sellers (as the case may be) are receiving the Consideration Shares for its own account for the purpose of investment and not with a view to distribution in violation of any securities laws. Each of the Sellers' Guarantor and the Sellers warrant that it is an "Accredited Investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

26. WARRANTIES OF BUYERS, Q-FLEET HOLDCO AND GOLDEN OCEAN

The obligation of the Sellers' Guarantor or the Sellers to consummate the delivery of the Vessel is subject to the condition that the following warranties, any one or more of which may be waived by the Sellers or the Sellers' Guarantor, be true and correct in all material respects on the date of delivery of the Vessel, provided that this condition shall be deemed satisfied unless the failure of such warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) materially impair or delay the ability of Golden Ocean, Q-Fleet Holdco or the Buyers to consummate the transactions

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contemplated by this Agreement or (ii) be material to Golden Ocean and its subsidiaries, taken as a whole (a "**Material Adverse Effect**").

26.1 **DUE INCORPORATION AND AUTHORITY**

Golden Ocean is a corporation duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to own, lease, license and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Golden Ocean is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

26.2 **CAPITALIZATION**

The authorized capital stock of Golden Ocean consists of (i) 150,000,000 common shares, par value $0.05 per share. As of the date of this Agreement, (A) 105,965,192 common shares are issued and outstanding and (B) no common shares are held in the treasury of Golden Ocean. Other than as described in the filings of Golden Ocean with the Securities and Exchange Commission (the "SEC"), there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to Golden Ocean or any of its subsidiaries or obligating Golden Ocean or any of its subsidiaries to issue or sell any capital stock of, or any other ownership or voting interest in, Golden Ocean or its subsidiaries that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity or voting interests in Golden Ocean or its subsidiaries. All outstanding shares of capital stock of Golden Ocean and its subsidiaries have been, and, upon issuance, the Consideration Shares will be, duly authorized, validly issued, fully paid and non-assessable and were not issued, or will not be issued, in violation of any statutory pre-emptive rights. Assuming the accuracy of the warranties set forth in Clause 25, the offer and issuance of Consideration Shares to the Sellers' Guarantor or the Sellers (as the case may be) pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act and/or qualification requirements of all other applicable United States federal or state securities laws.

26.3 **SEC FILINGS**

(a) Golden Ocean has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended or supplemented, required to be filed with or furnished to the SEC by Golden Ocean since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "**Buyers SEC Documents**"), except where such failure to file with or furnish to the SEC such reports, schedules, forms, statements, prospectuses, registration statements or other documents required to be filed with or furnished to the SEC would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b) As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Buyers SEC Document (i) complied, and each Buyers SEC Document filed subsequent to the date hereof and prior to the delivery of the Vessel or the termination of this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act of 1934, as amended and the Sarbanes-Oxley Act and other applicable securities laws and (ii) each such Buyers SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading. None of the Buyers SEC Documents is, to the knowledge of Golden Ocean, the subject of an outstanding SEC investigation. No subsidiary of Golden Ocean is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the Exchange Act.

(c) The audited consolidated financial statements of Golden Ocean included or incorporated by reference in Golden Ocean's Form 20-F filing with the U.S. Securities and Exchange Commission on April 14, 2016 (including all related notes and schedules thereto) present fairly in all material respects, in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods presented (except as may be indicated therein or in the notes thereto), the consolidated financial position of Golden Ocean and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. From December 31, 2015 through the date of this Agreement, except as otherwise disclosed in the Buyers SEC Documents, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a Material Adverse Effect.

27. PUBLICITY

Except as required by applicable law or any listing agreement with or rule of any national securities exchange or association, the Parties agree that no public release or announcement to third parties concerning this Agreement or the transactions contemplated by hereby or thereby shall be made without advance approval thereof by Golden Ocean and the Sellers' Guarantor. If any public announcement is required by law, or any listing agreement with or rule of any national securities exchange or association, to be made by any party hereto, prior to making such announcement, such Party will, if practicable in the circumstances, deliver a draft of such announcement to the other party and shall give the other party reasonable opportunity to comment thereon. Notwithstanding the foregoing, the Parties each hereby consent to the issuance of a press release and filing of Golden Ocean's Form 6-K and any other notification required by NASDAQ or the Oslo Stock Exchange on the date of this Agreement in the forms previously provided by Golden Ocean to the Sellers' Guarantor.

28. STOCK EXCHANGE LISTING

(a) NASDAQ and the Oslo Stock Exchange shall have authorized, upon official notice of issuance, the listing of the Consideration Shares prior to or as of the Vessel delivery.

(b) The Sellers' Guarantor and the Sellers understand and agree that the Consideration Shares acquired by it (as the case may be) will bear a legend as follows:

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"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT."

29. **DEED OF ADHERENCE**

Within 14 days of the date of this Agreement, Q-Fleet Holdco shall procure that the Buyers shall enter into a deed of adherence to this Agreement pursuant to which the Buyers agree to comply with the terms of this Agreement on terms reasonably satisfactory to the Parties (a "**DoA**"). Q-Fleet Holdco shall procure that the Buyers shall comply with their obligations under this Agreement and, during the period prior to the Buyers entering to a DoA, any obligations expressed to be obligations on the Buyers shall also be deemed to be obligations of Q-Fleet Holdco.

30. **NO APPROVALS**

30.1 The Buyers hereby warrants to the Sellers and the Sellers' Guarantor that compliance with the terms of this Agreement does not and will not require Golden Ocean, the Buyers or any of their respective subsidiary undertakings to obtain any consent or approval of, or give any notice to or make any registration with, any governmental authority (including any stock exchange, but excluding such consents, approvals, notices or registrations in connection with the equity offering contemplated by this Agreement and excluding any filing and approval in relation to the Anti-Trust CP) which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked, except where such failure to obtain such consent or approval or make such notice or effect such registration would not reasonably be expected to be material.

30.2 If any provision of this Agreement is held to be illegal or invalid such illegality or invalidity will not affect the other provisions of this Agreement which will remain in full force and effect.

31. **REGISTRATION RIGHTS AGREEMENT**

Golden Ocean, the Sellers' Guarantor and the Sellers have agreed to enter into a Registration Rights Agreement with respect to the Consideration Shares dated the date hereof (the "**Registration Rights Agreement**"). Notwithstanding the foregoing, in the event the Registration Statement (as defined in the Registration Rights Agreement) has not been declared effective, commencing on the date six (6) months after the date of issuance of the Consideration Shares, and provided that no event has occurred after the date of this Agreement, including the acquisition by the Sellers or its affiliates of additional common shares of Golden Ocean, which has resulted in the Sellers being deemed an "affiliate" of Golden Ocean for the purposes of Rule 144 under the Securities Act of 1933, as amended (the "**Securities Act**"), Golden Ocean agrees to, on request from the Sellers, to take or cause to be taken all action and to do or cause to be done all things necessary, proper or

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advisable under applicable laws to effect the removal of the relevant restrictive legend from any certificate or book entry notation representing the Consideration Shares.

32. **EXCLUSION OF CONSEQUENTIAL LOSSES**

Notwithstanding any other provision of this Agreement, none of the Parties shall be liable under or in connection with this Agreement or any other Transaction Document for any form of consequential, exemplary, incidental, indirect or special losses or damages of any nature whatsoever, however caused and whenever arising, and whether caused or arising out of or in connection with the performance or any non-performance of this Agreement or any other Transaction Document.

33. **COSTS**

Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

34. **THIRD PARTY RIGHTS; ASSIGNMENT; VARIATION**

(a) Except for the provisions of Clauses 18 *(Entire Agreement)* which shall be enforceable by affiliates of the Parties pursuant to the Contracts (Rights of Third Parties) Act 1999, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

(b) Notwithstanding the provisions of Clause 34(a), or any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any third party. Any waiver under this Agreement must be in writing.

(c) None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consents of all of the Parties.

(d) No amendment, modification, supplement or variation of or to this Agreement will be valid unless it is made in writing and signed by a duly authorized representative of each Party.

35. **CONFLICT**

In the event of a conflict of conditions, the provisions of the additional clauses contained herein shall prevail over those contained in the Saleform 2012 form.

36. **GENERAL**

In this Agreement, (i) headings shall be ignored in construing this Agreement, and (ii) any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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